Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Offering Statement filed on Form 1-A POS pursuant to Regulation A of the Securities Act of 1933 of our reports dated May 1, 2023, relating to the financial statements as of and for the period ended December 31, 2022, of YS RE RAF I LLC, Alterra Owner, LLC, Avion Owner, LLC and Centennial Olympic 336 Property, LP.

/s/ DELOITTE & TOUCHE LLP

New York, NY

November 1, 2023